EXHIBIT 5.2

January 27, 2009

Jersey Central Power & Light Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Re: $300,000,000 aggregate principal amount of Jersey Central Power & Light
Company’s 7.35% Senior Notes due 2019, Registration Statement on Form S-3
(Registration No. 333-153608-03)

Ladies and Gentlemen:

We have acted as special counsel to Jersey Central Power & Light Company, a New Jersey corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $300,000,000 aggregate principal amount of the Company’s 7.35% Senior Notes due 2019 (the “Notes”) issued under the Indenture, dated as of July 1, 1999, as supplemented (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”) and the Company Order thereunder, dated January 27, 2009 (the “Company Order”), and sold pursuant to the terms of an Underwriting Agreement, dated January 22, 2009, among Greenwich Capital Markets, Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, the base prospectus, dated September 22, 2008, forming a part of the Registration Statement, as supplemented by the prospectus supplement, dated January 22, 2009 filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Bonds (as so supplemented, the “Prospectus”), the Indenture, the Company Order, the forms of the Senior Notes and the Underwriting Agreement.  In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that the Bonds will conform to the specimen thereof we have reviewed.  We have also assumed that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Senior Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to and paid for by the Underwriter pursuant to the terms of the Underwriting Agreement, the Senior Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than the Included Laws (as defined below).  We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) other than a review of (i) the Laws of the State of New York and (ii) the Federal Laws of the United States of America.  For purposes of this letter, the term “Included Laws”) means the items described in clauses (i) and (ii) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated by the Indenture and Underwriting Agreement.  The term Included Laws specifically excludes Laws of the State of New Jersey.

B.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                                                       Very truly yours,

                                                                        /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.